Exhibit 99.1

NEWS RELEASE

DuPont Photomasks to Consolidate Trailing-Edge Production

Company to Close Kokomo, Ind., Facility

ROUND ROCK, Texas — Jan. 18, 2005 — DuPont Photomasks, Inc. (NASDAQ: DPMI) today said that as part of a consolidation plan designed to reduce costs and improve capital productivity, operations in its trailing-edge photomask production facility in Kokomo, Ind., will begin to ramp down immediately. The equipment within the Kokomo site will be disposed of or relocated to other DuPont Photomasks sites, and the facility is expected to close during the fourth quarter of fiscal 2005, ending June 30, 2005.

Marshall Turner, chairman and chief executive officer of DuPont Photomasks said, “The total available market for trailing-edge products has declined over time, as our customers have accelerated the shift to 130nm-and-below design rules. This has resulted in increasing overcapacity of trailing-edge production equipment across the industry. Despite the accomplishments of our U.S. sales and operations teams to grow market share and improve competitiveness in the region, this trend cannot be completely offset, requiring us to take this action.”

The Kokomo facility was built in 1983 and is DuPont Photomasks’ oldest production site. Turner added, “Any reduction in force is one of the most difficult decisions a management team must make. This decision was made all the more difficult because of the experience, commitment, skills and strong work ethic of our employees in Kokomo. Although this is a very difficult decision that has been considered carefully during the past year, we find it necessary to reduce costs, improve capital productivity and achieve a sustained, suitable level of operating profit performance.”

The Company expects the consolidation to be smooth and without impact to customer deliveries. Most customer orders manufactured by the Kokomo site today have been cross-qualified for production in other DuPont Photomasks sites. Additionally, DuPont Photomasks will utilize its proprietary eMask™ global production software system, which enables rapid and accurate transfer of product orders around the world, and the Company’s robust product-qualification methodology to provide uninterrupted service to customers currently supplied from the Kokomo facility.

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The affected employees in Kokomo will be offered competitive severance packages, including outplacement support, and some relocation opportunities in other Company locations will be made available. Once the consolidation is completed, the Company’s global workforce will be reduced by 6 percent, or approximately 100 positions.

To account for the cost of the consolidation plan, DuPont Photomasks will record pre-tax charges in the third and fourth quarters of fiscal 2005 totaling between $11.0 million and $13.0 million. The charges will consist of employee severance, facility closure costs and asset disposition charges. Approximately $6.5 million of the charges will consist of non-cash items.

Once the consolidation is completed, DuPont Photomasks will operate an integrated network of eight photomask production facilities strategically located near customers’ semiconductor fabs and chip-design centers. In Asia, the Company has facilities in Hsinchu, Taiwan; Singapore; Shanghai, China; and Ichon, Korea. In Europe, facilities are in Corbeil, France; and Dresden, Germany. In the U.S., facilities will be in Round Rock, Texas, and Santa Clara, Calif.

Fiscal 2005 Second Quarter Outlook

DuPont Photomasks revenue for the second quarter of fiscal 2005, which ended Dec. 31, 2004, will be approximately $99.0 million, an increase of 15 percent compared with last year’s second quarter revenue of $86.0 million and a 4 percent sequential increase when compared with fiscal 2005’s first quarter. The Company plans to issue a news release with additional details of the second quarter’s financial performance on Jan. 26, 2005.

About DuPont Photomasks, Inc.

DuPont Photomasks, Inc. is a leading global provider of microimaging solutions. The Company develops and produces advanced photomasks, a key enabling technology used in the manufacture of semiconductor and other microelectronic devices, and through its wholly-owned subsidiary BindKey Technologies, Inc., electronic design automation (EDA) software. Headquartered in Round Rock, Texas, DuPont Photomasks operates a global network of manufacturing facilities serving semiconductor makers and other electronics producers around the world. DuPont Photomasks posted worldwide revenues of $354 million in fiscal 2004. Information about the Company can be found at www.photomask.com.

Company Contact

Tom Blake

DuPont Photomasks, Inc.

Tel: (512) 310-6562

Forward-Looking Statements

Certain statements contained in this document that are not historical facts, are “forward-looking statements,” as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that involve a number of risks and uncertainties. Such forward-looking statements may concern growth and future operating results, forecasts, projections, new manufacturing facilities, capital expenditures, new products and product enhancements, the future importance of photomask technology, the demand for products, competitive factors, and the Company’s strategy. Such forward-looking statements are based upon management’s current plans, expectations, estimates and assumptions and are subject to a number of risks and uncertainties. As a consequence, actual results may differ materially from expectations, estimates or assumptions expressed in or implied by any forward-looking statements made by or on behalf of the Company. Factors that could cause or contribute to such differences include, but are not limited to, those factors set forth below, certain of which are more fully discussed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission dated September 9, 2004 and the Company’s quarterly report on Form 10-Q dated November 5, 2004: relationships with and dependence on the semiconductor industry, fluctuations in quarterly and annual earnings, operating in a capital intensive industry, significant fixed costs, rapid technological change, competition, significant international operations, world-wide market volatility, manufacturing risks, fluctuation of income tax rates, concentration of customers, dependence on suppliers, dependence on management and technical personnel, volatility of market prices, potential acquisitions or dispositions, technology challenges in the manufacture of advanced photomasks, intellectual property, changes in governmental laws and regulations, and the potential effect of shares eligible for future sales and registration rights. The forward-looking statements are made as of the release date hereof and the Company disclaims any intention or obligation to update or revise any forward-looking statements or to update the reasons why the actual results could differ materially from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise.

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